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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 6, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-13468 (Commission File No.)	91-1069248 (IRS Employer Identification Number)

15 Third Avenue, 12th Floor, Seattle, Washington 98104
(Address of principal executive offices) (Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

    The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about November 19, 2001.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 7, 8, 14, 15, 16, 17, 21, 22, 23, 24, 25, 27, 28, 30 and 33, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING THIRD QUARTER 2001 RESULTS

1. Specifically, what "other" expenses were reduced during the third quarter that helped to decrease expenses for this category by about $3 million year over year and $2 million from the second quarter of 2001? Did anything occur such as reserve drawdowns or capitalization of expenses? How much more room is there to decrease these expenses even further and over what time period?

In the year over year comparison, the primary difference between the third quarters of 2001 and 2000 was approximately $1,500,000 in bad debt expense. To clarify—there was no 2001 "draw down" on reserves. The accountants in our midst would hasten to point out that "reserves" don't exist that can be conveniently "pulled" down upon request.

To understand the full story we have to go back a year to the third quarter of 2000. In response to our working capital management initiatives, we adopted a policy of creating an allowance for doubtful accounts for any receivable older than 120 days. This was done worldwide except in Latin America where this program began in the second quarter of 2001.

An allowance for doubtful accounts, sometimes erroneously referred to as a "Bad Debt Reserve" is created by accruing bad debt expense directly against the branch P&L where the offending receivable is carried as an asset. This accrual decreased operating income, and accordingly decreased the branch bonus pool that provides the lion's share of compensation to our key employees in the field. This is an attention-grabbing event because of our incentive compensation program. Our branch employees responded to this challenge and aggressively chased down and resolved old receivables. More importantly, they also initiated new policies which keep collection efforts at the forefront for every operating unit on an ongoing basis.

As a company, we are now even more proactive in collecting our money—and frankly, we were pretty good before this policy was implemented.

The remaining amount of the year over year decrease in expense comes from a reduction in the purchases of office and computer supplies, and other cuts to miscellaneous expenses. More than a corporate directive, these actions were the result of the "rational economic person" in most branches spontaneously reacting to economic pressures by containing costs to sustain profits.

Finally in the "we would rather be lucky than good" category, we recovered a very large receivable in the third quarter of 2001 from a company which entered bankruptcy in 1999. We had previously reserved approximately $450,000 but as a result of the recovery we were able to "credit back" the amount that we had previously reserved.

Looking at the $2,000,000 reduction when comparing the third and second quarters of 2001, part of this difference came from the settlement of a state gross receipts tax dispute which we account for as an operating expense. Also as noted above, we began to apply the 120 day rule to Latin America in the second quarter of 2001. These two items made up approximately $900,000 of the difference. Add the approximate $450,000 "rather be lucky than good" recovery noted above and we have explained some $1,350,000.

The remaining difference came from reductions in the purchases of office and computer supplies and miscellaneous expenses, and again, from that same "rational economic person" spontaneously cutting back.

Our compensation system encourages cost containment and this was very evident in the third quarter of 2001, not only in "Other" but also in "Sales and Promotion". We think that the response was immediate and we are confident that our model focuses attention on all manageable aspects of the business.

2. Due to the increase in airfreight rates has Expeditors been able to maintain its yields so far during the fourth quarter relative to those during the third quarter?

We'll deal with this and any other questions relating to the fourth quarter in the 8-K disclosure that we anticipate releasing on or about (or sometime after) November 19, 2001. Let's use this 8-K to take a short look at the third quarter numbers before we rush ever forward.

3. We understand that some ocean capacity is being taken out of the Pacific trade lane to help stabilize rates. What impact has this had so far on rates and what impact do you believe this will have on Expeditors yields?

While it is true that the carriers are reducing capacity on the Pacific trade-lane, we do not believe that there was any material impact on our rates during the third quarter of 2001.  We do believe that we will begin to see some firming in rates during the fourth quarter. We don't, however, expect to see our yields affected all that much.

Given the amount of excess capacity in the market, the amount of capacity pulled off line (some estimates place this at approximately 10%) is not expected to move rates upward all that significantly. Rather, this move is intended to stabilize rates. This is actually fine for us as it creates a healthier environment for carriers and customers alike.

One benefit that stabilized rates provide is the opportunity to spend more time trying to capture market share. In times of rate volatility, government regulations and customer communication dictate that we will spend more time chasing rates than we can chasing new ocean freight.

4. What quantitative or qualitative update can you give on this year's peak shipping season versus last year and your previous expectations?

Through the third quarter of 2001, this year's peak season is not shaping up to be anything like last year's.  Once we see our October results, we'll have a better idea as to whether there is even going to be a "peak season" at all this year.

5. What quantification, if any, can you give to possible increased operating costs at Expeditors related to additional security requirements?

The marginal cost of complying with current security requirements is being absorbed by Expeditors in the ordinary course of business. Carriers are levying "security surcharges" that we are passing on to customers, but due to secrecy requirements we really have no idea what additional costs have been imposed on the asset-based operators.

We have made the required security modifications to our existing processes and procedures to assure that we comply with the current security regulations. We have not quantified their effect, but we certainly do not believe that they are material. Security costs money, and in the long run we will all pay for it in some form or the other.

6. Approximately how much of your Far East Region business is intra-Asia? What was the intra-Asia growth rate during the third quarter? Did intra-Asia grow faster or slower than the disclosed Far East region?

Our best estimates are that intra-Asia represents approximately 10-12% of our Far East business. We believe that the intra-Asia business did grow faster than the Asia to North America business—if for no other reason than they had four more business days due to the September FAA flight restrictions.

7. Are you willing to quantify the amount of business contracted (existing, fixed rates) with customers? (You have addressed fixed volume contracts with ocean carriers and memo's of understanding with air carriers, what about the other end of the business?) Does this business primarily consist of dealings with large, multi-national shippers?

If by your question you are asking how much business customers are required to tender to us under contracts at fixed rates—the answer is none. Do we have any customer contracts? The answer is "yes, but..."

Large multi-national shippers often require a "contract" as a prerequisite to doing business. These "contracts" are really nothing more than agreements that establish terms under which they will purchase services—if they buy any. If one were to be cynical, you could say that these "contracts" are "heads they win, tails you lose" arrangements as the customer is free to use "those other guys" at any time. Obviously, in these circumstances, it makes no sense to make long-term, fixed rate commitments to provide our services. "Those other guys" may do this at their peril—we don't.

From a purchasing perspective, sure you can drive an unrealistic business bargain with many of "those other guys." We wonder if it ever dawns on companies that to get even, the vendors might have to cut corners, welch or even cheat? The pain may be felt financially or it might be service related.  Isn't it great that your purchasing department "negotiated" all these long-term fixed-rate agreements that really puts the forwarder in their place. Of course, they have left you with the easy part. All you have to do is figure out how to get the unmotivated to move the unprofitable.

Note to all "those other guys": Folks that know these things tell us that you hit this part of our web site on a regular basis. We assume that you are reading this stuff. May we be so bold as to suggest that you read this answer as many times as may be necessary to understand that you don't have to do stupid things just because somebody asks.

8. Does the economic backdrop (in which all companies are looking to lower costs) provide opportunities to grow services in your mix, i.e. consulting on process improvements. In a similar vein, could you provide some detail as to insurance-related sales that occur at the branch (even if they are immaterial at this point)?

We are always looking for opportunities to expand our service offerings, but these opportunities only pay off when we meet the needs of customers who are truly interested in lowering costs not just lowering price. While this may sound like a play on words, there is a very real distinction.

If all you are going to use is a scale to measure progress on a weight loss program, you can lose a lot of weight by cutting off your legs. Of course you are actually much worse off for the exercise. But hey, you've met your objective of cutting pounds, kilos or stones. However, if your objective is to lose weight in order to get into shape, you need focus on something other than the scales.

Since the objective is to get into better shape, the best process is going to be to exercise and eat better. It may also require that you pay to gain access to some good quality workout equipment, whether you buy it or you join a health club. While this is a little more painful and requires more commitment, 20 pounds lost through the second method undoubtedly leaves you much more fit.

Our objective is to provide the services and procedures that will assist companies to improve themselves and create long-term competitive advantage by streamlining and managing their supply-chains in a more efficient manner. In essence, we want to provide the exercise regimen, the coaching and access to the equipment. We're not interested in chopping off legs—particularly because the legs that get chopped would probably be ours.

As for insurance, this is both a supplement to our core air and ocean shipments and it is also sold as a "stand-alone" product to customers receiving no other services. It is a great entrée to non-customers and it is a valuable service to our existing clients. We are fortunate to make some money as we do it and that helps too.

9. In a previous release, you mentioned the missing dynamic of the "last two weeks in the quarter frenzy" and suggested early evidence suggests this has been deferred into fourth quarter. Have you continued to see this deferred activity come back on-line in the fourth quarter? I'm only going to live once so what the heck: How much of the third quarter's revenues historically can be attributed to the aforementioned frenzy?

In answer to the first two parts of the greater whole of your question, we have seen nothing in October that would lead us to believe that we were wrong in our speculation that many companies were not anxious to push sales into the third quarter.

In answer to the last part of the greater whole of your question, it depends on the year. The last two weeks of the third quarter has been known to produce, in some years, close to 20% of the revenue for the entire quarter while in other years we handle a much more ratable 16%.

10. I understand that net revenues and operating earnings are the way you look at your business and they are in fact (in addition to free cash flow) the way we look at the business. I also understand that net revenue growth in a weak demand environment is as much a function of scale and opportunistic purchasing as it is a function of the growth of the business. We tend to look at gross revenues vs. ATA traffic in certain regions to get a glimpse of what the market is doing on a volume basis vs. what Expeditors is doing. I realize you don't focus on gross revenues but is there a better way to estimate the market share you are winning in a given time period? I would assume that even if you ignore gross revenue it would by default always grow faster than the underlying market assuming pricing is relatively constant.

We are having trouble deciphering the question. After reading it we know more about you than your question. We can answer what we think you meant with the caveat that we may be wrong.

From our perspective, gross revenues is a poor proxy for determining market share position. In a declining market, a declining gross revenue might mean that you have less volume, that rates are falling or some combination of both. It might well be that in any case you have a much larger market share than you did in the previous year, but this would depend on how much that market has shrunk. In an expanding market, rising gross revenues might be an indication of higher rates, more volume or both, but you could well gain gross revenue and still have a smaller part of an expanding market.

We don't try to measure market share gains per se. We feel this indirectly through the happy experience of meeting new customers, and hopefully rarely through lost customers, which we lament. Market share gains do more than add revenue—they are invigorating and provide an element of excitement for everyone in the branches that gained business. We believe that you need the "adrenaline rush" that comes from constantly expanding your customer base to generate sustained growth.

11. In your most recent 8-K, you stated that freight did not move in/out of the U.S. for four days. How much of the associated freight was merely delayed and eventually reached its destination? How much do you estimate was forgone? Please quantify the impact from not having freight move in and out of the U.S. during this period.

To our knowledge all of the freight in transit or on hand on September 11th eventually got to its destination. We are not aware that anyone came back and got their freight. As for quantifying the effect—we have to ask "what for?"

12. How many operating days were there in the third quarter? Is this the value that you use every quarter when evaluating operations?

We don't calculate an operating profit per day statistic. There were 92 calendar days in the third quarter. If there is freight to move, we move it. We tried to operate on every day possible and with respect to North American airfreight we missed out on four of them.

13. In recent quarters, working capital has worked in your favor (generating almost $95 million in cash in the first and second quarters combined). Please discuss why this has changed in the third quarter. How much of this is seasonal (due to heightened activity) and how much is attributed to other causes? Please discuss any other material factors impacting accounts receivable in the third quarter of 2001.

In the past year, we have enjoyed unprecedented cash flow increases, primarily due to improved accounts receivable collections. However, as business increases, typically so do receivables.  If you look at the nine-month figure, however, you'll see that we still are quite far ahead of where we were last year at this time.

14. What are your expectations for 2001 capital expenditures and looking forward to 2002?

For 2001, we expect total capital expenditures to be in the neighborhood of $40 million. For 2002, we have not as yet finalized the budget process and we would really have to guess as to what this might be. Since your guess is as good as our guess, please be our guest and guess away.

15. How has the network expansion strategy changed in light of the economic climate? What if any opportunities do you see on the horizon in this arena?

The economic environment has not directly changed our network expansion strategy. There may be some indirect fall out simply as a result of the fact that some of the management time required to open new offices has been used to manage other pressing issues. However, we're still working on new offices and the state of the global economy is not a major factor in these decisions.

16. Having recently completed your one million share repurchase, do you anticipate additional repurchase authorizations and actual purchase activity within the coming quarters?

Concurrent with the release of this 8-K we have issued a press release announcing an expansion of our discretionary stock repurchase program. Management has received authorization from the Board of Directors to allow for the repurchase from time to time of such shares as may be necessary to reduce the issued and outstanding common stock to 50,000,000 shares.

17. Despite government bailouts and loan guarantees, Airlines are claiming that mergers might be the only way to salvage their bleeding industry. How do you see consolidation amongst the major airlines affecting long-term gross yields?

In the long run, we think that consolidation of existing carriers might be good for yields. Consider the lizard.

If a lizard gets its tail in a tight spot, the lizard will abandon the tail in order to live for another day. Over time the tail regenerates itself. While the new tail never quite looks the same, it is there nonetheless performing whatever stabilizing functions that lizard's tails were originally intended to do. This same principle may be applicable to the airline industry. We will explain.

Airlines have their collective tails in a tight spot right now. Something may need to be done. The short-term result of consolidation, whether through merger or bankruptcy, would be that a number of assets (aircraft) will be taken out of service as routes are consolidated. Things would look different, but the industry will live for another day no doubt.

Aircraft will then be sitting on the ground. This is a situation that can be expected to arouse entrepreneurial interest and banker angst—a convergence that creates opportunity for both parties to better their lot. There is very little required to take grounded aircraft and rip out the seats and other passenger fittings. A new cargo carrier is about to be born and you can even skimp on the paint job by just "rubbing out" the previous owner/operators name—no need to be fancy at all. The abandoned tails (plus wings, cockpit and everything else) can be redeployed to all cargo service. Need customers? The non-asset based players like Expeditors are always looking for additional lift.

Will this really happen? Bankers no doubt take a dim view of leveraged aircraft sitting on the desert floor. A rational response is to sell assets or restructure debts in order to salvage some return on what proved to be a bad loan. The willingness to get these assets back into service coupled with the seemingly endless queue of entrepreneurs who would like to own an airline, would likely combine to re-deploy these assets in a low cost all cargo structure.

Consolidation may not be the ultimate answer. It won't be pretty to watch, but if it happens we doubt it will be the end of the airfreight industry as we know it.

18. What percent of your net revenue and operating income during the third quarter of 2001 was derived from freight originating or ending up in North America? How does this differ from the third quarter of 2000?

Approximately 65% which is comparable with the prior year.

19. What was the headcount at the end of the third quarter of 2001 vs. a year ago?

	30 September 2001	30 September 2000	Percentage Change
Corporate Office	222	186	19%
North America	3,158	3,310	(5)
Latin America	277	146	90
Far East	1,814	1,565	16
Europe	1,423	1,238	15
Middle East	717	655	9
South Pacific	160	155	3

	7,771	7,255	7

20. The reported effective tax rate in the third quarter of 2001 was 37.9%. Looking forward, is an assumption of 37.5% reasonable?

We think that you should check your math box or your typing skills. When we divide tax expense of $16, 494,000 by pre tax income of $43,863,000 we get 37.6%.

21. Could you provide details on the "Salaries and Related" expense line? What is the breakdown between fixed and variable, what factors determine the variable portion, and would you expect this expense to be a lower percentage of Net Revenue in the fourth quarter of 2001 than it was in the third quarter?

We're not sure what you mean by "details". Salaries and related is the best description we can think of for our direct payroll costs and the related employee benefits. Approximately 20% of this payroll expense is "variable" with the context of sustained profitability. Were that assumption to change, much more would immediately become variable no doubt.

Historically, salaries and related expense as a percentage of net revenue is comparable between the third and fourth quarters. We see no reason to expect that relationship to change this year.

22. Please discuss the percent of quarterly gross and net revenues contributed by each month in a typical third quarter and a typical fourth quarter and what were these contributions by month for the third quarter of 2001?

First, we wish to observe that months don't contribute anything around here, our people make things happen. However, we assume with your question that you want to analyze monthly trends within these reporting periods.

July is typically the smallest month. August grows and September is typically the largest month due to the end of quarter push. The magnitude of the monthly differences is not really that significant in a typical third quarter and August has on occasion, overtaken September.

Every year is a little different, and that is why we can't tell what is going to happen until it is over. If you think it is important, a representative distribution of net revenues within the third quarter averaged over the last ten years might be 31%, 33%, and 36%. This year, it was more like 33%, 35%, and 32%.

23. Could you estimate the same-office net revenue growth and operating profit growth for the third quarter of 2001, excluding the effect of the 4 days that airfreight was not moving post-9/11. Alternatively, could you estimate the same-office net revenue growth and operating profit growth for third quarter of 2001 prior to 9/11?

We could, but it would only be an estimate. More to the point, we believe that it would be a rather pointless estimate at that.

We believe that this ongoing fixation on the cost of the four days in September is misplaced. All that backlog moved as soon as the flight bans were lifted and we recognized the revenue for it later that month. The bigger concern is what happened to freight in the aftermath while a world sat largely stunned, in shock and grief. From a freight creation standpoint, we had four days of large amounts of nothing happening—and nothing probably happened everywhere.

The freight that was never tendered and never moved is the real story here. Unfortunately, no one really has any way of looking at these statistics, because they are nothing more than extrapolations of the assumptions one would have to make. This is work for freight economists and other analysts who have nothing more useful to offer.

The real impact of what happened in September 2001 will play out over the next several months. We like our chances and honestly feel that based on historical performance we will fare as well as anyone in the months ahead.

24. Despite European gross revenue growth of 6.9%, net revenues declined (-1.9%). Could you please provide some insight into the trends that Expeditors is seeing within this market, specifically with respect to what drove the decline in net margin during the third quarter of 2001? It is my understanding that Expeditor's mix of freight within this region is relatively balanced between export and import traffic. Has there been a shift, either in demand from your customers or carrier capacity, in one leg vs. the other (outbound vs. inbound)?

The decline in European net revenue is primarily a result of lower customs brokerage and import services. This is partly a reflection of lower volumes inbound from the Far East and also partly the loss of some marginally profitable distribution business.  In the long run, we are confident that these changes will provide a leaner and more profitable Europe.

25. While admittedly immaterial to overall results, Latin American operations showed a widening loss in the third quarter of 2001. Generally, what has Expeditor's experience been with respect to new office profitability (understanding of course, that no two offices are created equal)? Other than economic weakness, is there anything specific to the Latin American market in general, or Expeditor's offices there in specific, that is hampering profitability near-term relative to initial expectations?

Churchill once stated that Russia was a riddle wrapped in a mystery inside an enigma. Why he stopped at Russia and did not go on to include Latin America is the mystery from our experience. We think we've unwrapped the enigma part, but we're still working on solving the riddle. As you mention, it is immaterial and it is immaterial largely because to this point we have kept it that way. We have always said that Latin America is not a place to fly higher than you're willing to fall...and we haven't.

Our operations in Argentina and Chile are small, but are progressing and are for the most part on quite stable footing. Venezuela is essentially a nine-month-old start-up operation and, while not quite profitable yet, is pretty much "at expectation."

Brazil is our largest operation in Latin America and 2001 was a challenging year for Brazil. Between exchange losses, some bad debt accruals caused by a failure to collect money within 120 days, key high tech customers being off significantly in several offices and with some expansion, we are losing money in Brazil albeit not a material amount. We expanded in Brazil adding offices in Curitiba and Belo Horizante. Belo Horizante was profitable from day one. Curitiba was much more typical, taking about six months to attain profitability. Despite a P&L performance that is not what anyone would like, the management team there has done a very good job in putting that operation on a more substantial footing and in general, we will expect a turn around next year.

The fourth quarter may bring a little more of the same, but we look to see that this year's blood, sweat and tears will be rewarded next year.

That brings us to Colombia, which while small, continues to struggle. This is a tough market for perhaps the obvious reasons. Because of the political, economic and social problems, it is a difficult place to send outsiders in support of the local sales efforts.

26. What accounted for $12,155,000 elimination in the geographic breakout of gross revenue?

This is an elimination of intercompany revenue recognized within the geographic areas that must be eliminated in consolidation to avoid recognizing revenue on sales to ourselves—something that left uncorrected could cause one's financial eyesight to fail.

27. Once again the Far East performed well with regard to net revenue margins, how is the capacity situation in that region, and what portion of your airfreight shipments were done on a spot basis?

Capacity in the Far East has tightened, but not to the point that there are backlogs. We can't tell you what percentage of our purchases were done on a spot basis because we don't track those statistics. Given the nature of margin expansion year over year, we do know that there was much more spot pricing in 2001 than in 2000. Currently, there is a market situation where rates are being raised and there is less "disconnect" than in the first three quarters of 2001. This is a fairly typical trend for the fourth quarter and we are passing these airline price increases on to our customers.

28. I am writing this e-mail to inquire as to why the 8-K filing, which was promised to be available on October 26th, is not on the web site yet. It is now October 27th, and there is still no filing posted on either the web site or Edgar. Please let me know why this is the case and notify me of when the filing will be available.

No doubt you have found it by now as it is out there. While this question didn't make the cutoff for our last 8-K filing, we want to pause to reflect on the bigger question: why are you folks sometimes late with these things?

The answer is that this document is certainly not the work of a staff of English majors with nothing else to do. Far from being too cheap to hire ghost writers as another questioner asserted (your abusive question was not selected, sir), our thought was to actually have the answers prepared by folks with other stuff to do. The executive officers of Expeditors are all contributors to this document in some shape or form. We hope that the effort we put into this darn thing shows. In order to produce what we consider to be a quality document that provides informative answers to the investing public, we spend a lot of time researching, fact checking, drafting, editing and debating our responses.

Our first priority is to service our customers and to thereby make money for our shareholders. It is not to publish 8-K's for the competition, investors and analysts. This means that we do a lot of this at night, on weekends, in airplanes, and when we can during the work day.

We have no intention of calling analysts, or anyone else for that matter, to let them know individually that this thing may be a day or so late. We recognize that the analysts have deadlines and that you all provide a vital role in disseminating information to make the markets work.  These 8-K's are our attempt to provide this information to you all in a manner that we think is fair and is in compliance with Reg. F-D. No one gets an advantage here. Even when we're late, everyone gets it at the same time.

29. Can you discuss how variable the selling/sales force expense is? Have you needed to do headcount adjustments; could this occur in future.

Selling and Promotional expense contains the non-salary and benefit related costs of sales, primarily travel and entertainment. It is variable, however there is a cost to this variability.

30. Can you discuss the pricing environment for your services? Is it getting more competitive so that risk exists to your ability to pass rising cost of transport on as well as you have done in past. Or, are the factors (disconnect between buy/sell rates) that helped drive the airfreight net revenue margin to historically high levels in any way diminishing

This business is seasonal. The fourth quarter is always more difficult from a pricing standpoint, particularly for airfreight. We have always passed on airline price increases and do not expect that the current environment (where shippers are probably getting space at rates below the direct carrier's cost of supplying them) is any different from the past in that respect. While the disconnect has diminished, that is to be somewhat expected during the fourth quarter. We remain confident at this stage.

31. How much of the $16.7 million of the third quarter 2001 share repurchase activity was related to the one million share repurchase authorization announced on September 20th?

A little over half, with the remainder coming from the non-discretionary repurchase program utilizing the proceeds of the employee stock purchase plan and employee stock option exercises.

32. Other income included over $500,000 of "Other, net" expense in the third quarter of 2001. Please describe the types of income/expense that are included in this line item and what types of factors drive its variability?

The biggest component of "Other, net" were exchange losses recognized during the quarter. These losses emanated, in large part, from Brazil, Taiwan, Indonesia and Turkey. Exchange losses of this magnitude were historically atypical and are not expected to be repeated.

33. Is there a difference of opinion brewing between shippers and the forwarding industry over what should be considered a "pass-through" cost?

No, we do not believe that there is any difference of opinion in what should be considered a "pass-through" cost. Rather, we think that there is concern on the part of shippers as to how some costs are being "passed through." Shippers have expressed concern at the airlines levying security surcharges. The carriers have implemented these surcharges in a manner that can best be described as "different flavors of vanilla." Nothing is brewing although we have heard expressions of concern that forwarders might use this as an opportunity to pass on "surcharges, plus a little more." We have previously discussed this topic and we are treating these increases as a pure pass through albeit on a blended rate basis with the agreement of the customer.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

November 12, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer

November 12, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer

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RESPONSES TO SELECTED QUESTIONS REGARDING THIRD QUARTER 2001 RESULTS
SIGNATURES